Exhibit 99.1
ENTERTAINMENT PROPERTIES TRUST PRICES OFFERING OF $135 MILLION
SERIES C CUMULATIVE CONVERTIBLE PREFERRED SHARES
Kansas City, MO. December 19, 2006 — Entertainment Properties Trust (NYSE:EPR) today announced that it has priced a public offering of 5,400,000 of its Series C Cumulative Convertible Preferred Shares, liquidation preference of $25 per share. The Company has also granted the underwriters an over-allotment option to purchase an additional 600,000 shares. The offering is expected to close on December 22, 2006, subject to the satisfaction or waiver of customary closing conditions.
Each Series C Cumulative Convertible Preferred Share is convertible into common shares of the Company at any time, subject to certain conditions, at an initial conversion rate of 0.3504 common shares per $25.00 liquidation preference, which is equivalent to an initial conversion price of approximately $71.34. Upon conversion, the Company has the option to deliver either common shares or a combination of cash and common shares, if any, subject to certain conditions. The dividend rate on the Series C Cumulative Convertible Preferred Shares will be 5.75% of the liquidation preference per year, or $1.4375 per share per year. Dividends will be paid quarterly in arrears. An application has been made to list the Series C Cumulative Convertible Preferred Shares on the New York Stock Exchange.
The sole book-running manager for this offering is Bear, Stearns & Co. Inc. The joint lead manager is RBC Capital Markets.
The net proceeds from this offering are expected to be used for general business purposes, which may include acquisitions of properties and funding ongoing development projects. Pending application of the net proceeds to such uses, the Company expects to use the net proceeds to reduce indebtedness under its unsecured revolving credit facility.
The offering is being made under a shelf registration statement filed under the Securities Act of 1933, as amended, and previously declared effective by the Securities and Exchange Commission. The offering of Series C Cumulative Convertible Preferred Shares of the Company is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful. Copies of the prospectus supplement and related prospectus may be obtained from the offices of Bear, Stearns & Co. Inc., Attention Prospectus Department, 383 Madison Avenue, New York, New York 10179 or RBC Capital Markets Corporation, Attention Prospectus Department, 60 South 6th St., Minneapolis, MN 55402.
Entertainment Properties Trust is a real estate investment trust (REIT) and is the largest owner of entertainment related real estate in North America, owning megaplex movie theatre properties, entertainment retail centers and other specialty properties in the United States and Canada. Since November of 1997, EPR has acquired more than $1.5 billion of properties. The Company’s common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust contact Jon Weis: 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax: 816/472-5794.
Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal”, “forecast” or other comparable terms. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from those forward-looking statements is contained in the Company’s SEC filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. Investors are cautioned not to place undue reliance on any forward-looking statements.